UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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__________________________________________

AETRIUM INCORPORATED
(Name of Registrant as Specified In Its Charter)

__________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY

AETRIUM INCORPORATED

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held November 26, 2012

A special meeting of the shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012.

The special meeting was requested by a group of Aetrium’s shareholders, including Jeffrey Eberwein, Archer Advisors, LLC and certain related persons, owning a total of approximately 17% of our outstanding common stock, who we collectively refer to as the Shareholder Group. The business to be transacted at the special meeting will be limited to the following proposals that were included in the Shareholder Group’s demand, both of which are opposed by our Board of Directors and management:

1.	To amend the last sentence of Article III, Section 3 of the Bylaws to read:

“Except as otherwise provided in the Articles of Incorporation, any director may be removed at any time, with or without cause, by a majority of the voting power of the shares represented and voting at any regular or special meeting of the shareholders.”;

2.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws, as amended; and

3.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

If these proposals are approved, the Shareholder Group will take control of our Board of Directors. The Board of Directors does not believe the Shareholder Group’s proposals are in the best interests of all of our shareholders. The Shareholder Group has no operating experience in the semiconductor or semiconductor equipment industries and has no plan for enhancing shareholder value.  Conditions in the semiconductor equipment industry are very difficult and likely to remain so for at least the next three quarters. The deep experience and expertise of Aetrium’s current Board of Directors and management will be critical to Aetrium’s success in navigating these challenging times and protecting and enhancing shareholder value.

Consequently, our Board of Directors is soliciting proxies AGAINST Proposals No. 1, No. 2 and No. 3 and unanimously recommends that you vote AGAINST Proposals No. 1 and No. 2 and that you WITHHOLD your vote from Proposal No. 3.

Your vote is extremely important. You may attend the special meeting and vote in person, or you may vote by submitting a WHITE proxy card for the special meeting.  If you choose to attend or to submit a proxy card, we request that you submit a proxy voting AGAINST Proposals No. 1 and No. 2 and that you WITHHOLD your vote from Proposal No. 3 by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

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We urge you NOT to sign or return any proxy card that may be sent to you by the Shareholder Group.

If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting.  If you have previously returned a proxy card sent to you by the Shareholder Group, we urge you to sign, date and return the enclosed WHITE proxy card marked AGAINST Proposals No. 1 and 2 and WITHHOLD for Proposal No. 3. Only your latest-dated proxy counts.

I can assure you that the Aetrium Board of Directors and management will continue to act in the best interest of all of Aetrium’s shareholders. We appreciate your continued support.

By Order of the Board of Directors

Douglas L. Hemer
Chief Administrative Officer and Secretary

[__________], 2012
North St. Paul, Minnesota

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PRELIMINARY COPY

AETRIUM INCORPORATED
2350 Helen Street
North St. Paul, Minnesota 55109
(651) 770-2000

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
To Be Held November 26, 2012

INTRODUCTION

This proxy statement is being furnished to Aetrium’s shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting of shareholders to be held at Aetrium’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012. In this proxy statement, the terms “Aetrium,” the “company,” “we,” “our,” “ours,” and “us” refer to Aetrium Incorporated.

We have called this special meeting of shareholders on the demand of a group of shareholders (the “Shareholder Group”) who together beneficially own approximately 17.35% of our outstanding shares and who are attempting through this special meeting to gain control of the company by replacing our current Board members with their own nominees. We believe that turning control of the company over to the Shareholder Group, particularly at this time, would be contrary, and indeed dangerous, to the best interests of the company and its other shareholders, and accordingly we are opposing the Shareholder Group’s proposals.

The semiconductor industry is a notoriously cyclical industry, which has led to even more pronounced cyclicality in the semiconductor equipment industry. Over the last 28 years, the semiconductor industry has averaged an annual increase in revenues of 9%. However, over the last two years the semiconductor industry has experienced no growth. The semiconductor industry’s last peak production quarter was third quarter of 2010, and it has not surpassed that level of production in any quarter since then. The primary driver for our test handler products, in particular, is increased number of computer chips being produced. The semiconductor industry has not needed additional capacity for the testing of its computer chips generally since at least third quarter of 2010. The impact of these conditions on the test segment of the semiconductor equipment industry has been severe, and current conditions are deteriorating even further. According to SEMI, a respected semiconductor equipment trade association, bookings in the test segment of the semiconductor equipment industry in third quarter of 2012 fell 55% from second quarter levels.

Most semiconductor companies reporting their 2012 third quarter results are forecasting fourth quarter revenues to be sequentially flat to down sequentially. First quarter semiconductor revenues are typically flat to down sequentially due to seasonality factors. Industry analysts are forecasting second quarter of 2013 to be a growth quarter for semiconductor revenues, but it will require significant growth to absorb production equipment that is currently idled or that idles over the next two quarters. Accordingly, we believe that general additional testing and other production capacity requirements will not be felt by the semiconductor industry until at least the last half of 2013, when industry analysts are forecasting continued growth in semiconductor revenues.

There are two critical imperatives that these industry conditions require. First, we must continue our efforts to expand our customer base and our product applications, in particular for our test handler products, so that we are in position to participate fully in improving industry conditions as they arise and proceed. Our Board and management have successfully employed these strategies, together with tight expenditure controls, in weathering previous industry downturns, and we are employing these strategies now in face of the current industry downturn. Second, we must not try to enhance shareholder value through the sale of the company during this time of low valuations for semiconductor equipment companies due to these poor industry conditions. This is especially true for our test handler products, which traditionally have been our largest revenue source. We must stay the course to demonstrate the value of our test handler products through growth in customer demand before we will be able to attract interest in that part of our business at a value acceptable to our shareholders. That requires patience, probably into the second half of next year.

The Shareholder Group does not have any experience in the semiconductor equipment industry or in the semiconductor industry that we serve. It has no plan as to what it wants to do with the company or how it proposes that the company proceed in these current difficult conditions. These conditions require focused operational discipline and creativity that is responsive to the opportunities that are offered and the needs that are required by the semiconductor industry. Under these conditions we believe that turning control of the company over to the Shareholder Group creates too great a risk of missteps and lost opportunities that could substantially diminish, rather than enhance, shareholder value.

We have invited the Shareholder Group to up to four seats on our Board so that we can work cooperatively to enhance shareholder value together, without risking the negative consequences that could result from the Shareholder Group’s inexperience and lack of direction if it controlled the company. We have also invited the Shareholder Group to compete with their own slate of directors at our next annual meeting in the event we are not united on the right direction for the company by that time.

Accordingly, we encourage our shareholders to vote AGAINST the Shareholder Group’s proposed change in bylaws, to vote AGAINST the proposed removal of our directors and to WITHHOLD your vote for election for the Shareholder Group’s directors.

THE SHAREHOLDER GROUP’S PROPOSALS

The Proposals

The purpose of the special meeting will be to consider and vote on the following proposals made by the Shareholder Group and opposed by our Board of Directors and management:

1.	To amend the last sentence of Article III, Section 3 of the Bylaws to read:
“Except as otherwise provided in the Articles of Incorporation, any director may be removed at any time, with or without cause, by a majority of the voting power of the shares represented and voting at any regular or special meeting of the shareholders.”;

2.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws, as amended; and

3.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

Recommendation of Our Board of Directors

After careful consideration, our Board of Directors unanimously recommends that Aetrium’s shareholders vote AGAINST Proposal No. 1, AGAINST Proposal No. 2 and WITHHOLD your vote from Proposal No. 3.
Reasons of Our Board of Directors for Its Recommendation

The Shareholder Group’s proposals are designed to remove and replace the members of our Board of Directors with the Shareholder Group’s designees, which our Board of Directors does not believe is in the best interests of our shareholders for a number of reasons, including the following:

Amending Our Bylaws to Reduce the Required Vote for Removal of Directors

•       The current bylaw voting requirement discourages unnecessary mid-term challenges. The Shareholder Group seeks to amend the bylaws of the company to reduce the voting requirement to remove directors in order to facilitate its objective of replacing our board. The proposal would require just a majority of those in attendance at a meeting, which may be just over a quarter of all of the company’s outstanding shares; the current bylaws require the vote of a majority of outstanding shares to remove a director. This requirement provides an important safeguard for the company and its shareholders. The Shareholder Group could have contested the election of our directors at the end of their terms at our last annual meeting last May or at our next annual meeting next May. Instead, the Shareholder Group has forced this question in mid-year at a substantial cost to the company (which will include the costs of the Shareholder Group if it is successful) and a substantial diversion of the attentions of the company’s management. The current bylaws allow for mid-term contests, but appropriately require a higher voting requirement for shareholder approval, and in that manner discourage the inefficiencies, waste of assets and diversion of resources of mid-term contests of director positions in favor of the annual meeting as a much more efficient dispute resolution mechanism. The board believes that these benefits by far outweigh any inconveniences or delays contestants to sitting directors may incur because of their failure to more timely bring their contests. Accordingly, the board believes that the current mid-term director removal voting requirement provides a significant and appropriate incentive toward using the annual meeting mechanism for resolution of such disputes.

Therefore, the Board opposes the proposed amendment to the bylaws of the company and asks you to vote AGAINST the proposed amendment.

Removing Our Directors

•       Our Board of Directors has a Proven Record of Managing Through Difficult Conditions. Our Board of Directors and management have consistently operated aggressively in challenging industry conditions to contain costs while at the same time continuing product development programs and customer evaluation efforts vital to positioning the company to most effectively take advantage of the next industry upturn. That was how we weathered the downturns of 2000 and 2008, and that is how we are managing the current conditions.  As evidence of these efforts, Joseph Levesque returned as our CEO in late 2011 at 50% of his base salary and the salary of Douglas Hemer, our CAO, was reduced at his initiation to 65% of his base salary effective January 2012.  All other officers have been under reduced salaries since September 2011.  We have reduced staff three times since September of 2011 as challenging conditions have persisted, including our last workforce reduction at the end of this September. At the same time, we have retained the right core of personnel we believe will enable us to maintain our critical programs during the remainder of this downturn and allow us to expand effectively to meet the opportunities presented during the next industry upturn.

As discussed above, the semiconductor industry is a notoriously cyclical industry, which has led to even more pronounced cyclicality in the semiconductor equipment industry.  The prolonged stagnation in the semiconductor industry that started in 2008 has had a devastating impact on the semiconductor equipment industry. According to SEMI, a semiconductor equipment trade association, from 2006 to 2011 the test segment of the semiconductor industry lost over 40% of its revenue. We took a similar path. In fact, a large semiconductor manufacturer that had become a new and substantial customer to our test handler group in 2006, refocused its test automation strategies in 2008 away from gravity feed test handlers like ours to other types of test handlers, and as a result our revenues fell even more steeply during that period.

Our response to these difficult times has been to continue our efforts to expand our customer base through targeted product evaluations at large users of our types of equipment. As a result of those efforts, in 2011 we added the largest semiconductor manufacturer in the world to our reliability test customer base, a customer base that already included most of the largest semiconductor manufacturers. We have also recently added a top 10 and a near top 10 analog manufacturer as well as six other semiconductor manufacturers and contract test suppliers to our test handler customer base, and we are close to completing a product evaluation at another top 10 analog manufacturer. Analog manufacturers are important potential customer targets for us because analog devices comprise about half of all integrated circuit semiconductors and are often made in packages most efficiently handled with gravity feed test handlers like ours. These successes reflect the quality and competitiveness of our products as well as our operational strategies, and we believe are positioning us to outperform our industry as growth returns to the semiconductor industry.

However, we continue to be in the midst of very difficult industry conditions. IC Insights, a prominent semiconductor industry analyst, now forecasts that analog revenues will decline 7% this year over last year. As we said earlier, according to SEMI, bookings in the test segment of the semiconductor equipment industry in third quarter of 2012 fell 55% from second quarter levels. Cohu, Inc. (COHU), a large, mostly pick and place test handler manufacturer saw a 35% sequential decrease in test handler bookings in the third quarter, and is forecasting further revenue decreases in fourth quarter. Teradyne, Inc. (TER) one of the two largest semiconductor tester manufacturers, experienced a 61% sequential decrease in orders in third quarter and is forecasting a sequential decrease in revenue for fourth quarter of 44% to 49%. These recent results and forecasts suggest that the road ahead will remain difficult and underline our expectation that general additional capacity requirements will not be felt by the semiconductor industry until at least the last half of 2013.

These conditions will require appropriate, timely and decisive actions for the company to take advantage of opportunities that present themselves in order to improve upon the company’s position as these conditions persist and align the company to take best advantage of improving conditions as they arise. Accordingly, we believe this is the time to stay the course and take advantage of the years of industry expertise and experience that our Board and management offer.

•       Our Current Board of Directors is Committed to Enhancing Shareholder Value. The position of our current Board of Directors and management has been for many years that we should not continue to be a small micro-cap publicly held company. We have diligently explored opportunities with this in mind over the years, including selling the company or some or all of its parts, and although we have not yet been successful, our efforts continue. One such effort stalled when the Shareholder Group made its demands, and we believe will continue to be stalled until the issue of control of the company is resolved. None of our current directors or management is entrenched in the protection of the continuation of their jobs at the expense of enhancing shareholder value through partnering with a larger organization.  However, we know through experience that when our industry is in a downturn, such as it is now experiencing, it is a very difficult time for finding a partner willing to provide an appropriate value proposition for our shareholders.

Our Board of Directors has always been open to the ideas of its shareholders, and we certainly respect the share position of the Shareholder Group and its stated goal of enhancing shareholder value. Accordingly we have invited the Shareholder Group to up to four seats on our Board so that we can work cooperatively to enhance shareholder value together, without risking the negative consequences that could result from the Shareholder Group’s inexperience and lack of direction if it controlled the company. We have also invited the Shareholder Group to compete with their own slate of directors at our next annual meeting in the event we are not united on the right direction for the company by that time.

•       Our Board and Management have Always Maintained Tight Controls on Compensation. The Shareholder Group charges in its proxy statement that reported compensation of $2.15 million for our top four executives during the period 2010-2011 was excessive. That amount included about $580,000 in one-time retirement benefits granted to Messrs. Levesque and Hemer in 2010, payable over two years after their respective retirements, in recognition of their contributions to the company over the previous 25 and 15 years, respectively. The retirement benefits are equal to about 1.2 times their respective annual salary rates, well within industry norms. That amount also included about $195,000 in severance to John Pollock under a settlement reached on his termination as President and CEO in November 2011, which is equal to one year of Mr. Pollock’s salary rate, is being paid over the year 2012, and again is well within industry norms. Finally, that amount includes the accounting value of options granted in 2010 at the exercise price of $2.35 per share. Those options do not generate any real value to the recipients unless and until all Aetrium shareholders have first enjoyed the benefit of an increase in our stock price to at least $2.35 per share. The remaining amount of reported compensation during the period 2010-2011 for our top four executives amounts to about $180,000 per year per officer, which is certainly well within industry norms.

The salary rates of Messrs. Levesque and Hemer were last set in 2007 at $280,000 and $205,000 per year, consistent with industry norms and the first increases in salary rates for either of these two officers in over 10 years. As indicated above, because of the current difficult industry conditions, Messrs. Levesque and Hemer have been voluntarily working under reduced salaries of $140,000 and $133,000 per year respectively. There is no excess compensation paid to officers at Aetrium and there never has been. On the contrary, reduction of officer salaries has always been one of the first actions the company has taken to address challenging industry conditions.

•       The Shareholder Group Lacks of Experience. The Shareholder Group has claimed in its proxy statement and an earlier press release to have experience in the semiconductor and semiconductor equipment industries, but the only support it has offered for that claim is the association some of its members have had with MRV Communications, Inc. (“MRV”).  MRV does not manufacture semiconductors, which is what our customers do.  MRV does not provide production equipment to the semiconductor industry, which is what we do. MRV is simply not a part of the semiconductor or semiconductor equipment industries. Moreover, the two members of the Shareholder Group who have significant operating experience have gained that experience entirely in the telecommunications industry and neither has operating experience in the semiconductor or semiconductor equipment industries.

Our Board of Directors believes it would be contrary to the best interests of the company and its shareholders to cede control of the company to this Shareholder Group that has no experience or expertise in operating a semiconductor equipment business, particularly under these challenging industry conditions.

These conditions will require appropriate, timely and decisive actions for the company to take advantage of opportunities that present themselves in order to improve upon the company’s position as these conditions persist and align the company to take best advantage of improving conditions as they arise. Accordingly, the Board of Directors has also rejected the Shareholder Group’s proposal to be appointed to half of the Board seats until, under the Shareholder Group’s proposal, it would take control of the company at the next annual shareholders meeting. That proposal of a 50/50 Board split, even if not a prelude to taking full control of the company, leaves the Board of Directors in a potential stalemate position, unable to take any affirmative action at a time when swift, decisive Board action may be most critical to the company’s fortunes.  We also note that a 50/50 Board split would give a minority shareholder group disproportionate representation in the control of the company.

The Shareholder Group has also pointed to Jeffrey Eberwein, the leader of the Shareholder Group, as having experience in improving the performance of operating companies, referencing Mr. Eberwein’s position as a director of The Goldfield Corporation (GV) and the significant year over year improvement of The Goldfield Corporation’s performance in the first half of this year. Indeed, The Goldfield Corporation significantly improved its year over year performance in its first quarter ending March 31 of this year, and again significantly improved its year over year performance in its second quarter ending June 30 of this year. However, Mr. Eberwein did not join the board of The Goldfield Corporation until May 31st of this year, and the Shareholder Group has not given us any rationale for how Mr. Eberwein could have had any significant influence on the improving performance of The Goldfield Corporation during the first half of this year under those circumstances.

•       The Shareholder Group’s Only Plan is to Develop a Plan. Mr. Eberwein has advised our Board of Directors that the intent of the Shareholder Group is for its director nominees to study the company and its operations and develop a plan for going forward within one year. As noted above, the conditions in our industry are very challenging, particularly for our test handler products, and we must move forward in a timely and effective manner to take advantage of the opportunities we have. Our Board of Directors has determined that it would be contrary to the best interests of the company to cede control to this Shareholder Group and risk that it misses opportunities available to the company, particularly in these difficult industry conditions, as the Shareholder Group struggles up a steep learning curve.

Moreover, the Shareholder Group’s lack of a stated strategic plan and inexperience in our industry risk creating an air of uncertainty at Aetrium that could lead to instability, both internally and externally. This is the time to stay the course, and not take on the risks associated with the Shareholder Group’s lack of plans and inexperience.

•       The Shareholder Group’s Interests are Different from Those of Our Other Shareholders.  Archer Advisors, LLC, or Archer, is the only member of the Shareholder Group that has been a shareholder of the company until very recently. According to SEC filings, Mr. Eberwein currently owns 605,887 shares of our common stock, the bulk of which were purchased on August 9, 2012 at $0.65 per share.  Three other members of the Shareholder Group purchased 50,000 shares each from Mr. Eberwein at $0.65 per share in August, one of whom had also purchased some shares of company stock in May and July. None of the other Shareholder Group members are (nor to our knowledge have they ever been) shareholders of Aetrium.  Because they purchased their shares at prices near our five-year lows, the few members of the Shareholder Group who hold shares have interests with respect to their returns that are different from those of our long-term shareholders.  Our Board of Directors is concerned that the Shareholder Group may try to secure its own near-term gain without any reference to Aetrium’s fundamental value, long-term potential or the interests of all our shareholders. Given the Shareholder Group’s lack of experience in our industry, we are particularly concerned that it may enter into an improvident transaction during this period of difficult industry conditions and low valuations.

•       SEC Requirements.  According to the Shareholder Group’s proxy statement, Archer, the largest shareholder in the Shareholder Group, increased its beneficial ownership in the company to over 10% on February 23, 2012, and accordingly was required to file a Form 3 under Section 16(a) of the Securities Exchange Act reporting that event within 10 days of the transaction. It did not file its Form 3 until August 13, 2012, the day before the Shareholder Group’s announcement of its formation.  Moreover, from February 24, 2012 until July 31, 2012, Archer made 86 transactions in our common stock, and as a 10% shareholder it was required to file a Form 4 with respect to each of those transactions within two business days of each such transaction.  Archer failed to file any Form 4’s with respect to those 86 transactions until August 14, 2012, again coincidental with the Shareholder Group’s announcement of its formation.

The Shareholder Group in its proxy statement contends that Archer’s failures to timely file Forms 3 and 4 were inadvertent. We note, however, that Archer is a professional fund manager responsible for compliance with SEC Form 3 and 4 requirements. In addition, Archer’s representatives advised us on a few occasions prior to February 2012 that pursuant to its rule for all of its investments, it would maintain its investment in Aetrium below 10%, which we assumed was to avoid the reporting requirements of a 10% shareholder. In the early part of 2012, Archer’s representatives advised us that it had had communications with a group of activist shareholders located in the U.S. southwest who had expressed interest in our stock. Over the next six months, Archer then accumulated additional shares far in excess of its stated 10% limit. But, according to the Shareholder Group’s SEC filings, Archer only reached agreement with the rest of the Shareholder Group on August 9, 2012 to sell to Mr. Eberwein most of the block of stock it had built up over six months in more than 86 transactions, and form the Shareholder Group.

We entered into non-disclosure agreements with representatives of the Shareholder Group on September 10, 2012, pursuant to which we disclosed to the Shareholder Group material non-public information about the company and its operations in an effort to have a full and candid discussion with the Shareholder Group and to meet its requests for information. The non-disclosure agreements required the representatives to maintain the confidentiality of the non-public information shared and to use it only for the purpose of becoming more fully informed on the company. The agreements specifically authorized the representatives to share the non-public information with other members of their group provided the other members agreed to the same confidentiality requirements. Subsequently, on October 9, 11, 12, 26 and 31, 2012, Archer acquired more shares of the company’s stock. Mr. Eberwein advised us on two occasions that he was taking a settlement we proposed to the other Shareholder Group members for consideration, and we assumed they would be fully informed on the company in order to fairly consider our proposal.

A fundamental tenet of corporate governance is strict adherence to the requirements of law. Critical to control over financial reporting is the demand from the top of a company’s management hierarchy to fully comply with its legal and ethical mandates.

Therefore, the Board opposes the proposed removal of our directors and asks you to vote AGAINST that proposal.

For the foregoing reasons, our Board of Directors unanimously recommends that our shareholders vote AGAINST Proposal No. 1, AGAINST Proposal No. 2 and WITHHOLD your vote from Proposal No. 3.

THE SPECIAL MEETING

Record Date and Quorum

Only the holders of record of our common stock as of the close of business on September 28, 2012 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 10,781,451 shares of our common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date (5,390,726 shares) will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. If a new record date is set for an adjourned special meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. To adopt Proposal No. 1, approval is required by the affirmative vote of the greater of (a) a majority of the shares present and entitled to vote on Proposal No. 1 or (b) a majority of the voting power (2,695,364 shares) of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting. The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1.  If Proposal No. 1 is not adopted, the affirmative vote of the holders of a majority of the outstanding shares (5,390,726 shares) entitled to vote at the special meeting is required to approve Proposal No. 2. If Proposal No. 1 is adopted, the affirmative vote of a majority of the shares represented and voting at the special meeting is required to approve Proposal No. 2.  The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 2.

For Proposal No. 3, the six director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors.  The Board of Directors unanimously recommends that shareholders WITHHOLD their vote with respect to Proposal No. 3.

In order to vote AGAINST Proposal No. 1, AGAINST Proposal No. 2 and WITHHOLD for Proposal No. 3, you must vote your shares in one of the following ways:

•	Vote in Person – You may vote in person at the special meeting.

•
Vote by Mail – If you wish to vote by mail, please sign, date and return the proxy card in the envelope provided. If your enclosed proxy card is signed and returned without specifying a choice, the shares represented will be voted AGAINST Proposal No. 1, AGAINST Proposal No. 2 and WITHHOLD for Proposal No. 3.

If you hold your shares through a broker or other nominee, you will receive separate voting instructions with the proxy statement. Please contact your broker to determine how to vote.

Effect of Broker Non-Votes

Brokers will not have discretionary authority to vote on the proposals to be considered at the special meeting.   A “broker non-vote” is a proxy submitted by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for customers have the authority to vote on certain "routine" items in the event that they have received instructions from the beneficial owners. Under these rules, when a proposal is not a "routine" matter, and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to the proposal, the brokerage firm may not vote the shares for the proposal. None of the proposals to be considered at the Special Meeting is considered a "routine" matter. As a result, member brokers who do not receive instructions from their customers will not be entitled to vote on the proposals and will not submit a proxy.  As a result, broker non-votes will not be submitted for purposes of attaining a quorum.

Abstentions

Shares of our common stock represented at the special meeting for which proxies have been received but with respect to which shareholders have abstained will be treated as present at the special meeting for purposes of determining whether a quorum exists and will have the same effect as voting against Proposals No. 1 and No. 2. For Proposal No. 3, abstentions will have no effect in determining which director nominees receive the highest number of votes.

Revocability of Proxies

Any shareholder giving a proxy may revoke it at any time before its use at the special meeting either by:

•	giving written notice of revocation to our Secretary before the special meeting or at the special meeting before the proxy is used;

•	submitting a duly executed proxy with a later date to our Secretary; or

•      appearing at the special meeting and voting his or her shares in person.

Shares Owned by Our Directors and Executive Officers

As of September 28, 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate, approximately 412,477 shares of our common stock (excluding shares issuable upon exercise of options), or approximately 3.8% of the outstanding shares of our common stock.

Solicitation of Proxies

We have retained Morrow & Co., LLC (“Morrow”) for solicitation and advisory services in connection with solicitation relating to the special meeting, for which Morrow is anticipated to receive a fee of up to approximately $45,000. Approximately 25 people may be employed by Morrow to solicit shareholders for the special meeting.  Aetrium has agreed to indemnify Morrow against certain liabilities and expenses in connection with Morrow’s engagement.

Proxies are being solicited by and on behalf of the Board of Directors. We will pay the costs related to soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock and furnishing of proxy materials on the Internet.  Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation.  We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

Aetrium’s expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $130,000, of which approximately $45,000 has been spent to date. Appendix I sets forth certain information relating to Aetrium’s directors, officers and other employees who will be soliciting proxies in connection with the special meeting. We note that the Shareholder Group does not estimate its expenses related to the solicitation of proxies in connection with the special meeting, but does state that it will apply to the company for reimbursement of all of such costs in the event it is successful in its proposals.

Other Information

For background on the calling of the special meeting, including information on the Shareholder Group’s acquisition of shares of the company’s common stock, please see Appendix II. For frequently asked questions regarding the special meeting, please see Appendix III. For information on our directors and executive officers, please see Appendix IV.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of September 28, 2012, unless otherwise noted, by (a) each shareholder who we know owns beneficially more than 5% of our outstanding common stock, (b) each of our directors, nominees for directors and executive officers named in the “Summary Compensation Table” included in our proxy statement for our Annual Meeting of Shareholders held on May 23, 2012, and (c) all of our executive officers and directors as a group.  The address for all our executive officers and directors is 2350 Helen Street, North St. Paul, Minnesota 55109.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Amount		Percent of Class (2)
Archer Advisors, LLC	1,080,121	(3)	10.0%
Jeffrey E. Eberwein	605,887	(4)	5.6%
Joseph C. Levesque	285,053	(5)	2.6%
Douglas L. Hemer	128,336	(6)	1.2%
Paul H. Askegaard	85,769	(7)	*
Darnell L. Boehm	100,622	(8)	*
Terrence W. Glarner	72,100	(9)	*
Daniel A. Carr	49,062	(10)	*
Charles B. Westling	40,937	(11)	*
John J. Pollock	25,838	(12)	*
Executive officers and directors as a group (11 persons)_________________________	985,053	(13)	8.7%
*Less than 1%.

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of September 28, 2012 are treated as outstanding only when determining the amount and percent owned by such person or group.  Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)	Based on 10,781,451 shares of common stock outstanding as of September 28, 2012.

(3)
Based solely on a Schedule 13D/A filed with the SEC on October 2, 2012, represents 1,080,121 shares of common stock beneficially owned by Archer Advisors, LLC (“Archer”), 150 South Broadway, Wayzata, Minnesota 55391, for which Archer Advisors has sole dispositive and voting power, which consists of 417,566 shares owned directly by Archer Focus Fund, LLC and 663,755 shares owned directly by Archer Equity Fund, LLC. As the managing member of each of Archer Focus and Archer Equity, Archer is in possession of sole voting and investment power for all such shares. As managing member of Archer, Steven Markusen is in possession of sole voting and investment power for such shares and may also be deemed to beneficially own such shares.

(4)	Based solely on a Schedule 13D/A filed with the SEC on October 2, 2012, represents 605,887 shares of common stock owned by Mr. Eberwein, 4 Lockwood Avenue, Old Greenwich, Connecticut 06870.

(5)
Includes options to purchase 80,103 shares of common stock exercisable within 60 days.  Also includes an aggregate of 4,765 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

(6)	Includes options to purchase 71,770 shares of common stock exercisable within 60 days.

(7)	Includes options to purchase 64,791 shares of common stock exercisable within 60 days.

(8)	Includes options to purchase 39,270 shares of common stock exercisable within 60 days.

(9)	Includes options to purchase 39,270 shares of common stock exercisable within 60 days.

(10)	Represents options to purchase 49,062 shares of common stock exercisable within 60 days.

(11)	Represents options to purchase 40,937 shares of common stock exercisable within 60 days.

(12)	Number of shares owned as last reported to the company. Mr. Pollock resigned as an officer and director of the company effective November 28, 2011.

(13)
Includes options to purchase 572,576 shares of common stock exercisable within 60 days. Also includes an aggregate of 4,765 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 26, 2012

The Notice of Special Meeting of Shareholders and Proxy Statement of Aetrium are available at www.proxyvote.com.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholder proposals intended to be presented in our proxy materials relating to our next Annual Meeting of Shareholders must be received by us at our principal executive offices on or before December 10, 2012 and must satisfy the requirements of the proxy rules promulgated by the SEC.

A shareholder who wishes to make a proposal at our next Annual Meeting without including the proposal in our proxy materials must notify us by February 23, 2013.  If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

We know of no business that will be presented for consideration at the special meeting other than that described in this proxy statement.  As to other business, if any, that may properly come before the special meeting, it is intended that proxies solicited by our board will be voted in accordance with the judgment of the person or persons voting the proxies.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders who share the same address.  We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Investor Relations Department, Aetrium Incorporated, 2350 Helen Street, North St. Paul, Minnesota 55109, telephone: (651) 770-2000.  Any shareholder who wants to receive separate copies of our Proxy Statement or Annual Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact us at the above address and phone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 TO EACH PERSON WHO WAS A SHAREHOLDER OF AETRIUM AS OF SEPTEMBER 28, 2012 UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT.  SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.

By Order of the Board of Directors

Joseph C. Levesque President and Chief Executive Officer
[_________], 2012
North St. Paul, Minnesota

Appendix I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED
PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, officers and employees of Aetrium who, under SEC rules, may be deemed “participants” in our solicitation of proxies from Aetrium shareholders in connection with the special meeting. Unless otherwise indicated, the principal business address for the participants is 2350 Helen Street, North St. Paul, Minnesota 55109. The table also includes the number of shares of our common stock beneficially owned by each participant, which includes shares that may be acquired by the exercise of stock options within 60 days of September 28, 2012. None of the participants is the record owner of any shares of our common stock that such person does not own beneficially.

Name	Occupation and Address	Shares Owned
Joseph C. Levesque	Chairman of the Board of Aetrium	285,053
Darnell L. Boehm	Aetrium Director; Principal of Darnell L. Boehm & Associates 19330 Bardsley Place Monument, CO 80132	100,622
Terrence W. Glarner	Aetrium Director; President of West Concord Ventures, Inc. 160 Montrose Place St. Paul, MN 55104	72,100
Daniel A. Carr	Aetrium Director; President of The Collaborative 10 South 5th Street, Suite 415 Minneapolis, MN 55402	49,062
Charles B. Westling	Aetrium Director; Chief Executive Officer of Computype, Inc. 2285 West County Road C St. Paul, MN 55113	40,937
Douglas L. Hemer	Aetrium Director; Chief Administrative Officer and Secretary of Aetrium	128,336
Paul H. Askegaard	Treasurer of Aetrium	85,769
Timothy G. Foley	Vice President and General Manager – Test Handler Products, Aetrium	69,754
Timothy A. McMullen	Vice President and General Manager – Reliability Test Systems, Aetrium	69,791
Gary A. Quasabart	Vice President – Worldwide Sales & Service, Test Handler Products, Aetrium	57,791

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of shares of Aetrium common stock by, and stock options granted to, the participants listed above during the past two years (September 28, 2010 through September 28, 2012). Except as set forth below, none of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares. To the extent that any part of the purchase price or market value of any of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares, the amount of the indebtedness of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

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	Shares of Common Stock Purchased or Sold/Stock Option Grants
Name	Date	Number of Shares	Footnote
Joseph C. Levesque	9/7/2011	595	(2)
	3/19/2012	100,000	(1)
Darnell L. Boehm	3/19/2012	50,000	(1)
Terrence W. Glarner	3/19/2012	50,000	(1)
Daniel A. Carr	3/19/2012	30,000	(1)
Charles B. Westling	3/19/2012	30,000	(1)
Douglas L. Hemer	3/19/2012	80,000	(1)
Paul H. Askegaard	3/19/2012	55,000	(1)
Timothy G. Foley	3/19/2012	55,000	(1)
Timothy A. McMullen	3/19/2012	55,000	(1)
Gary A. Quasabart	3/19/2012	52,000	(1)

(1)	Grant of stock option
(2)	Open market sale

Miscellaneous Information Concerning Participants

Except as described in this Appendix I, to the best of our knowledge, no associate of any person listed in the first table above beneficially owns any shares of common stock or other securities of Aetrium. Except as described in this Appendix I, to the best of our knowledge, there have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which we or our subsidiary was or is to be a party, in which the amount exceeds $120,000, and in which any of the persons listed in the first table above or any of his or her associates had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix I, no person listed in the first table above, or any of his or her associates, has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party, except for customary terms of employment for the positions listed in the table. Except as described in this Appendix I, for employee equity awards or for proxies given in connection with our 2012 annual meeting of shareholders, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed in the first table above within the past year with any person with respect to any securities of Aetrium, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

None of the persons listed in the first table above beneficially owns any securities of any parent or subsidiary of Aetrium.

Except as described in this Appendix I, to the best of our knowledge, no person listed in the first table above has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

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APPENDIX II

BACKGROUND ON THE CALLING OF THE SPECIAL MEETING

On February 14, 2012, Archer Advisors, LLC, or Archer, a member of the Shareholder Group, filed an amended Schedule 13G with the Securities and Exchange Commission, or SEC, disclosing that it beneficially owned 1,020,618 shares of our common stock, which represented approximately 9.47% of our outstanding shares, and which it had acquired over the period beginning 2006 according to our information. According to the Shareholder Group’s proxy statement, Archer acquired an additional 59,382 shares of our common stock by February 23, 2012, raising its shareholdings to 10.02% of our outstanding shares. From February 24, 2012 to July 31, 2012, Archer acquired an additional 675,121 shares of our common stock at purchase prices from $0.57 per share to $0.86 per share, and on August 9, 2012, Archer sold 675,000 share of our common stock to Jeffrey E. Eberwein, a member of the Shareholder Group, at a price of $0.65 per share.

On August 14, 2012, the Shareholder Group filed a Schedule 13D with the SEC, disclosing that it had accumulated beneficial ownership of approximately 16.66% of our outstanding shares. On August 30, 2012, the Shareholder Group filed an amendment to its Schedule 13D with the SEC disclosing that it had accumulated beneficial ownership of approximately 17.35% of our outstanding shares of common stock. On September 20, 2012, October 2 and October 9, 2012, the Shareholder Group filed amendments to its Schedule 13D with the SEC disclosing that it continued to hold beneficial ownership of approximately 17.35% of our outstanding shares of common stock.

On July 11, 2012, Galen Vetter, a member of the Shareholder Group, met with Joseph Levesque, our Chief Executive Officer and a member of our Board of Directors, and Douglas Hemer, our Chief Administrative Officer and member of our Board of Directors, and discussed the company and its business. Mr. Vetter made no mention of being a party to a shareholder group that included Archer.

On August 21, 2012, Messrs. Eberwein and Vetter and Richard K. Coleman, Jr., also a member of the Shareholder Group, had a meeting by telephone with Messrs. Levesque and Hemer and Paul Askegaard, our Treasurer.  They discussed the Shareholder Group’s intention to seek to join the Board of Directors, study our business and take other, yet to be determined, actions to maximize shareholder value.  By subsequent e-mail exchanges on August 24, 2012 and August 28, 2012 between Mr. Eberwein and Mr. Hemer, the parties failed to reach agreement on a structure for representatives of the Shareholder Group to join our Board of Directors.

On August 28, 2012, the Shareholder Group delivered a letter to Aetrium requesting that we call a special meeting of shareholders on October 26, 2012.  The letter stated that the purpose of the special meeting is to remove the existing members of our Board of Directors pursuant to Article 3 Section II of our Bylaws and to elect Messrs. Eberwein, Singh, Coleman, Vetter, Knapp and Gillman to our Board of Directors.

At our invitation, on September 10, 2012, Messrs. Eberwein, Coleman and Vetter met first with the executive officers of the company for a detailed presentation on the current state of the company, its prospects, and its challenges. Following that meeting the Shareholder Group representatives met with the Board of Directors of the company and discussed the Shareholder Group’s intention to seek to replace the Board of Directors.  At the commencement of the meeting with the executive officers, we entered into non-disclosure agreements with the Shareholder Group representatives in order to disclose to the Shareholder Group material non-public information about the company and its operations in an effort to have a full and candid discussion with the Shareholder Group and to meet its requests for information.

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By letter to the company’s counsel dated September 12, 2012, the Shareholder Group reiterated its request that the company call a special meeting of shareholders.

On September 20, 2012, in response to the Shareholder Group’s request for a special meeting, our Board of Directors approved the time and place of the meeting and set the record date for September 28, 2012.

On September 21, 2012, Messrs. Levesque and Hemer had a telephone meeting with Mr. Eberwein and proposed that the Shareholder Group be appointed a seat on the company’s Board of Directors, that the Shareholder Group’s director nominee be nominated for re-election at the next annual meeting of shareholders in May 2013, and that the Shareholder Group enter into a standstill agreement to refrain from seeking any special shareholder meeting until 2014. On September 25, 2012, Mr. Eberwein delivered a term sheet to Messrs. Levesque and Hemer by email proposing that members of the Shareholder Group be appointed to one-half of the seats on the company’s Board of Directors and each Board committee and that members of the Shareholder Group be nominated for a majority of the seats on the company’s Board of Directors at the next annual meeting.  On September 26, 2012, Mr. Hemer emailed Mr. Eberwein that the terms of the September 25, 2012 proposal were unacceptable to the company’s Board of Directors.

On October 8, 2012 in a telephone meeting between Messrs. Hemer and Eberwein, we reiterated our proposal for settlement and offered two seats on our Board to Shareholder Group nominees.

On October 12, 2012, we advised Archer that its reported trading of shares of our common stock between February 24, 2012 and August 9, 2012 had resulted in liability under Section 16(b) of the Securities Exchange Act for profits on purchases and sales within six months by a reporting person in our calculated amount of $1,759.30 and requested that Archer pay that amount to us immediately. Archer paid the demanded amount on October 15, 2012.

On October 15, 2012, by letter to the company’s counsel, the Shareholder Group sought to change the purpose of the special meeting as stated in the Shareholder Group’s letter dated August 28, 2012, which was to remove the existing members of our Board of Directors pursuant to Article 3 Section II of our Bylaws and to elect the Shareholder Group’s nominees to our Board of Directors.  In the letter dated October 15, 2012, the Shareholder Group instead asserted that removal of our existing Board of Directors by a separate vote was not necessary, and that the election of their nominees would serve to remove our Board of Directors.

On October 16, 2012, we responded that the Shareholder Group’s assertion that removal is not a prerequisite to the election of their directors runs counter to Minnesota law and the company’s Bylaws.

On October 17, 2012, the Shareholder Group requested that the company add a new proposal for consideration at the special meeting.  The new proposal to amend the company’s Bylaws, now Proposal No. 1, would lower the voting threshold required for removal of directors from the majority of the voting shares entitled to vote to the majority of voting shares represented and voting.

On October 23, 2012, Mr. Eberwein demanded that Proposal No. 1 be considered at the special meeting.

On November 8, 2012, we advised Archer that its reported trading of shares of our common stock on August 9, October 26 and October 31 had resulted in liability under Section 16(b) of the Securities Exchange Act for profits on purchases and sales within six months by a reporting person in our calculated amount of $824.50 and requested that Archer pay that amount to us immediately.

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On November 8, 2012, by email from Mr. Hemer to Mr. Eberwein, we invited the Shareholder Group to up to four seats on our Board. We also invited the Shareholder Group to compete with their own slate of directors at our next annual meeting in the event we are not united on the right direction for the company by that time. By return email, Mr. Eberwein said that he would not discuss the proposal until after proxy statements are finalized.

Further information regarding the calling of the special meeting can be found with our SEC filings, the location of which is described under the heading “Where You Can Find Additional Information.”

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APPENDIX III

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters being considered at the special meeting of shareholders. We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

We expect that this proxy statement and the enclosed proxy card will be first mailed to shareholders on or about [_________], 2012.

Q:           Why am I receiving this proxy statement?

A:
The special meeting described in this proxy statement was requested by the Shareholder Group to consider and vote upon three proposals designed to give the Shareholder Group control of Aetrium and our Board of Directors.

Q:           What matters will be voted on at the special meeting?

A:	At the special meeting, our shareholders will be asked to vote on the following proposals, all of which are opposed by our Board of Directors and management:

1.	To amend the last sentence of Article III, Section 3 of the Bylaws to read:

“Except as otherwise provided in the Articles of Incorporation, any director may be removed at any time, with or without cause, by a majority of the voting power of the shares represented and voting at any regular or special meeting of the shareholders.”;

2.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws, as amended; and

3.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

Q:           What action does the Board of Directors recommend that I take?

A:	The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1. AGAINST Proposal No. 2 and WITHHOLD their vote from Proposal No. 3.

Q:           When and where is the special meeting?

A:	The special meeting is scheduled to be held at the company’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012.

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Q:           Who can vote at the special meeting?

A:
Shareholders of record as of September 28, 2012, the record date, are entitled to vote at the special meeting. On September 28, 2012, we had 10,781,451 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the special meeting.

Q:           What is the required quorum for the special meeting?

A:
The holders of a majority of the shares (5,390,726 shares) entitled to vote and represented in person or by proxy at the special meeting will constitute a quorum for the transaction of business at the special meeting.

Q:           What do I need to do now?

A:	Please carefully read and consider the information contained in the proxy statement and vote your shares in any of the ways provided in this proxy statement.

Q:           What vote is required to approve the proposals?

A:
To adopt Proposal No. 1, approval is required by the affirmative vote of the greater of (a) a majority of the shares present and entitled to vote on Proposal No. 1 or (b) a majority of the voting power (2,695,364 shares) of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting.  You may vote AGAINST, FOR or ABSTAIN with respect to Proposal No. 1, which is a proposal against which we are soliciting.  The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1.

If Proposal No. 1 is not adopted, the affirmative vote of the holders of a majority of the outstanding shares (5,390,726 shares) entitled to vote at the special meeting is required to approve Proposal No. 2. If Proposal No. 1 is adopted, the affirmative vote of a majority of the shares represented and voting at the special meeting is required to approve Proposal No. 2.  You may vote AGAINST, FOR or ABSTAIN with respect to Proposal No. 2, which is a proposal against which we are soliciting.  The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 2.

For Proposal No. 3, the six director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors.  The Board of Directors unanimously recommends that shareholders WITHHOLD their vote with respect to Proposal No. 3.

Q:	Can I vote my shares in person at the special meeting?

A:
Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the special meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your broker in order to vote in person at the special meeting.

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Q:           Can I vote my shares without attending the special meeting?

A:
Yes. Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the special meeting. If you are a shareholder of record you may vote without attending the special meeting only by submitting a proxy by signing, dating and returning a proxy card. If you hold your shares in street name you may vote by submitting voting instructions to your broker or other nominee, following the directions provided by such nominee.

Shares will be voted in accordance with the specific voting instructions on the proxy card. Any of the enclosed proxy cards received by Aetrium that are signed by shareholders but lack specific instructions will be voted AGAINST Proposals No. 1 and 2.

We strongly urge you NOT to sign any proxy card sent to you by the Shareholder Group.

Q:           How will shares represented by “broker non-votes” be treated?

A:
Brokers will not have discretionary authority to vote on the proposals to be considered at the special meeting.   A “broker non-vote” is a proxy submitted by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for customers have the authority to vote on certain "routine" items in the event that they have received instructions from the beneficial owners. Under these rules, when a proposal is not a "routine" matter, and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to the proposal, the brokerage firm may not vote the shares for the proposal. None of the proposals to be considered at the Special Meeting is considered a "routine" matter. As a result, member brokers who do not receive instructions from their customers will not be entitled to vote on the proposals and will not submit a proxy.  As a result, broker non-votes will also not be submitted for purposes of attaining a quorum.

Q:           How will abstentions be treated?

A:
Abstentions will be counted for the purpose of determining whether there is a quorum at the special meeting and will have the effect of a vote against Proposals No. 1 and No. 2. For Proposal No. 3, abstentions will have no effect in determining which director nominees receive the highest number of votes.

Q:           What should I do if I receive more than one set of voting materials?

A:
If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the meeting.

Q:           What should I do with any proxy card I may receive from the Shareholder Group?

A:
The Board recommends that you do nothing with any proxy card sent to you by the Shareholder Group. Instead, the Board recommends that you sign, date and return the enclosed proxy card in the envelope provided with this proxy statement. If you have already returned a proxy card that you received from the Shareholder Group, you can effectively revoke it by voting the enclosed proxy card. Only your latest-dated proxy will be counted at the special meeting.

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Q:           Can I change my vote after I return my proxy?

A:
You may revoke any proxy and change your vote at any time before the vote at the special meeting. You may do this prior to the time of voting by delivering written notice to Aetrium revoking your proxy or by submitting a subsequently signed and dated proxy card. You may also revoke your proxy by attending the special meeting and voting in person. Attending the special meeting will not revoke your proxy unless you specifically request it. If you have previously signed a proxy card sent to you by the Shareholder Group, you may revoke any vote you have cast in favor of the Shareholder Group’s proposals by following the instructions for changing your vote, as described above.

Q:           Who should I contact if I have questions?

A:	If you need additional proxy materials or have any questions about the special meeting, please contact Morrow & Co., LLC at 800-607-0088 or by email at aetrium@morrowco.com.

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APPENDIX IV

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Information About Our Directors

The following table sets forth certain information as of September 28, 2012, that has been furnished to us by our directors.

Nominees for Election	Age	Principal Occupation	Director Since

Joseph C. Levesque	67	Chairman of the Board of Aetrium Incorporated	1986
Darnell L. Boehm	63	Principal of Darnell L. Boehm & Associates	1986
Terrence W. Glarner	69	President of West Concord Ventures, Inc.	1990
Daniel A. Carr	52	President of The Collaborative	2009
Charles B. Westling	53	Chief Executive Officer of Computype, Inc.	2010
Douglas L. Hemer	65	Chief Administrative Officer and Secretary of Aetrium Incorporated	1986

Joseph C. Levesque has served as president, chief executive officer and chairman of our board since 1986, except that Mr. Levesque stepped down as president in October 2009 and resumed the position in November 2011, and he retired as chief executive officer in December 2010 and resumed the position in November 2011. From 1973 to 1986, Mr. Levesque served in various capacities and most recently as executive vice president of Micro Component Technology, Inc., a manufacturer of semiconductor testers and test handlers. Mr. Levesque’s long history with the semiconductor equipment industry and his long history as our chief executive officer make his participation on our board very valuable in all aspects of our operations and board considerations.

Darnell L. Boehm served as our chief financial officer and secretary from 1986 until May 2000, and has served as one of our directors since 1986.  From December 1994 until July 1995, Mr. Boehm had also assumed executive management responsibilities for our former Poway, California operations.  Mr. Boehm has been the principal of Darnell L. Boehm & Associates, a management consulting firm, for more than five years.  Mr. Boehm is also a director of Rochester Medical Corporation, a publicly held company.  Mr. Boehm serves on the compensation committee and is chairman of the audit committee of Rochester Medical Corporation. Mr. Boehm’s deep financial expertise, which includes several years experience as a certified public accountant and several chief financial officer or chief executive officer positions in addition to his services to the company, provides particular value to our board in addition to his insights from his years of executive management services to the company.

Terrence W. Glarner has served as one of our directors since 1990. Mr. Glarner was initially elected as a director to our board because of his affiliation with North Star Ventures, Inc. and Norwest Venture Capital, which were significant shareholders of Aetrium at the time. Since February 1993, Mr. Glarner has been president of West Concord Ventures, Inc., a venture capital company, and has been a consultant to North Star Ventures, Inc. and Norwest Venture Capital. Mr. Glarner is also a director of NVE Corporation, a publicly held company, and Bremer Financial Corp., a privately held company.  Mr. Glarner also serves on the audit and compensation committees of NVE Corporation and Bremer Financial Corp. As of September 28, 2012, Mr. Glarner was also a director and served on the audit and compensation committees of FSI International, Inc., a publicly held semiconductor equipment company that completed its sale to Tokyo Electron Limited effective October 11, 2012. Mr. Glarner’s long career as a venture capitalist has provided him with comprehensive perspectives on strategic and operational issues in manufacturing and technology oriented companies that continue to be very valuable to our board.

Daniel A. Carr has served as one of our directors since 2009. He is president of The Collaborative, a Minnesota membership organization that creates publications and events targeted to entrepreneurs, investors and business executives. In addition to his efforts in helping growing companies over the past 25 years with The Collaborative, he also has first-hand entrepreneurial experience as a co-founder of four businesses.  Mr. Carr also writes occasionally on entrepreneurship, innovation and the Minnesota economy. Mr. Carr’s experiences as an entrepreneur, his background as a certified public accountant and his extensive experience working with a variety of entrepreneurial companies provide him with unique perspectives that add important value to the full range of our board considerations.

Charles B. Westling has served as one of our directors since March 2010. Since October 2010 he has been chief executive officer of Computype, Inc., a privately held manufacturer of customizable label-based products for identification and tracking. Mr. Westling is also a director of Bremer Bank N.A., a private financial services company, and is a member of the board of trustees of the Dunwoody College of Technology, a private non-profit institution that provides career-focused applied education for people of diverse backgrounds. From 2009 until October 2010, Mr. Westling was a business advisor to emerging growth and middle market companies. Between 2002 and 2009, Mr. Westling held a variety of executive positions at Datalink Corporation, a publicly held provider of data storage solutions and IT services for mid-to-large enterprise customers. Mr. Westling was president, CEO and a director of Datalink from 2005 to 2009. Prior to Datalink, Mr. Westling was executive vice president of Agiliti, Inc., a private managed services and hosting company. From 1997 to 1999, Mr. Westling served as senior managing director and director of corporate finance for John G. Kinnard and Company, Incorporated, a publicly held regional brokerage and investment banking firm. From 1990 to 1997, Mr. Westling was a member of the corporate finance department at Dain Bosworth Incorporated, a publicly held regional brokerage and investment banking firm, most recently serving as a managing director and head of technology investment banking. Mr. Westling’s strategic and operational expertise gained through his executive positions with operating companies, his long history of working with technology oriented companies and his extensive experience in mergers and acquisitions, strategic partnerships and capital raising activities, together with his effective ability to leverage off of these strengths in his participation as a board member, make Mr. Westling a valuable member of our board.

Douglas L. Hemer has served as one of our directors since 1986, and has served as our secretary since May 2000 and as our chief administrative officer since March 2001. He served as our group vice president from August 1998 to March 2001, as the president of our former Poway, California semiconductor test handler operations from February 1997 to August 1998 and as our chief administrative officer from May 1996 until February 1997.  Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining Aetrium.  Mr. Hemer’s long history of legal services to a wide range of corporate transactions with manufacturing and technology oriented companies provides particular value to our board in addition to his insights from his years of executive management services to the company.

Additional Information About the Board and Its Committees

General Information. Our board of directors manages our business and affairs. Except for Messrs. Levesque and Hemer, all of our directors are independent directors, as defined by current Nasdaq listing standards and the rules and regulations of the SEC.  Our independent directors hold meetings, referred to as “executive sessions,” at which only the independent directors are present on a regular basis and at least two times each year. During the fiscal year ended December 31, 2011, our independent directors held four executive sessions in addition to their participation in Audit Committee and Compensation Committee meetings.

Our board met or took action in writing eight times during the fiscal year ended December 31, 2011.  Our board maintains an Audit Committee and a Compensation Committee. Each of our directors is expected to make a reasonable effort to attend all meetings of the board, applicable committee meetings and our Annual Meeting of Shareholders. All of our directors then serving attended 75% or more of the aggregate meetings of our board and all such committees on which they served during the fiscal year ended December 31, 2011. All of our directors attended our 2011 Annual Meeting.

Audit Committee. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, for the purpose of overseeing accounting and financial reporting processes and audits of our financial statements. The functions of the Audit Committee include reviewing our financial statements, overseeing the financial reporting and disclosures prepared by management, making recommendations regarding our financial controls, and conferring with our independent registered public accounting firm.  In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee met or took action in writing six times during the fiscal year ended December 31, 2011.  Messrs. Boehm, Glarner, Carr and Westling are the current members of the Audit Committee, of which Mr. Boehm is Chairman.

Compensation Committee. The responsibilities of the Compensation Committee include approving the compensation for our executive officers and setting the terms of and grants of awards under our 2003 Stock Incentive Plan (referred to herein as the 2003 Plan).  The Compensation Committee met or took action in writing four times during the fiscal year ended December 31, 2011.  Messrs. Boehm, Glarner, Carr and Westling are the current members of the Compensation Committee, of which Mr. Glarner is Chairman.

Board Leadership Structure and Risk Oversight. Mr. Levesque has served as chairman of our board and as our chief executive officer since 1986, except that he stepped down from the position of chief executive officer from January to November, 2011. We believe that Mr. Levesque’s in-depth knowledge of the company’s operations and vision for its development make him the best-qualified director to serve as chairman of our board.  In addition, we believe that the fact that a majority of our board as well as the entire membership of each of our board committees consists of independent directors balances our governance structure to protect the interests of our stockholders. While we believe that the current board leadership structure is appropriate in the current circumstances, the board may change this structure if it no longer believes it continues to meet our objectives.

Our board administers its risk oversight function directly and through its committees. The board and each of its committees regularly discuss with management our major risk exposures, their potential impact on the company and the steps we take to manage them.  In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our compensation arrangements and our Audit Committee oversees management of our financial and business risks. We believe our current board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

Shareholder Communications with Our Board. Any shareholder wishing to send communications to our board may send a letter to the board, c/o Corporate Secretary, at Aetrium’s address listed above. Any such communication must be clearly labeled “Security Holder-Board Communication” and must include a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. All communications that are reasonably related to Aetrium or its business will be directed by the Corporate Secretary to the board, or particular board members, not later than the next regularly scheduled meeting of the board.  The Corporate Secretary has the authority to discard or disregard or take other appropriate actions with respect to any inappropriate communications, such as unduly hostile, illegal or threatening communications.

Shareholders wishing to submit a recommendation for board membership may do so by sending a letter to the board, c/o Corporate Secretary, at Aetrium’s address listed above, that is clearly identified as a “Director Nominee Recommendation” and contains the following information:

•	Name of the candidate and a brief biographical sketch and resume of the candidate;

•	Contact information for the candidate and the shareholder making the recommendation;

•	A document evidencing the candidate’s willingness to serve as a director if elected; and

•	A signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

Shareholders who wish to make a recommendation for a nominee to be included in our proxy statement for our 2013 Annual Meeting of Shareholders must submit their recommendations to our board by December 10, 2012 to assure time for collection and meaningful consideration and evaluation of information regarding the nominees by our board.

Board Member Nomination Process

We have not established a nominating committee. Our board has determined that because of the relatively small size of the board and the value of all directors participating in the process of nominations for board membership, it is in the company’s best interests for the entire board to exercise the responsibilities of nominations for board membership. In lieu of a charter, the board has adopted principles, objectives and requirements in connection with the nomination process that set forth guidelines and procedures for the selection and evaluation of candidates for nomination as board members. We have posted these principles, objectives and requirements on our website at www.aetrium.com and refer to them as our nominating procedures.  Our board reviews these principles, objectives and requirements periodically to determine if a more formal policy should be adopted.

In evaluating individual candidates for nomination for board membership, the board will seek out individuals who have, at a minimum, the following attributes:

•	High moral and ethical character;

•
Readiness to share constructive ideas, make independent decisions, work proactively and constructively with other board members, and devote the time and energy necessary for comprehensive and timely completion of all board member responsibilities; and

•
Adequate education, training and business experience, including knowledge of our business and the semiconductor and semiconductor equipment industries, to understand and make well informed and well reasoned judgments on all matters within the scope of the board’s responsibilities.

While the company does not have a specific policy related to board diversity, the board seeks nominees with a broad diversity of experience, expertise and backgrounds. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities and meet its objectives. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

In making nominations for board membership, the board will consider recommendations from a variety of sources, including from shareholders. All recommended candidates will be evaluated under the same criteria. All candidates selected as a nominee for director must be approved by a majority of the independent directors of our board.

Compensation of Non-Employee Directors

The following table sets forth the cash and non-cash compensation for our fiscal year ended December 31, 2011 awarded to or earned by our directors other than our named executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Darnell L. Boehm	—	—	—	—	—	14,937	14,937

Terrence W. Glarner	—	—	—	—	—	—	—

Daniel A. Carr	—	—	—	—	—	12,570	12,570

Charles B. Westling	—	—	—	—	—	—	—

(1)
Includes $3,500 paid to Mr. Boehm for additional services performed as an audit committee member in connection with the investigation of a business acquisition opportunity. The remaining amounts represent premiums and health reimbursement account contributions paid for Mr. Boehm and his family and Mr. Carr and his family under our medical and dental group insurance programs.

Directors’ Fees. Our directors receive no cash compensation for their services as members of our board, although their out-of-pocket expenses incurred on our behalf are reimbursed.

Option Grants.  All of our directors are eligible for grants of options under our 2003 Plan.  No options were granted to any of our directors in 2011.

Although our board is not obligated to do so, it currently anticipates that it will grant non-statutory stock options to purchase 30,000 shares of common stock to non-employee directors upon their initial election to our board at an exercise price equal to the fair market value of the common stock on the date of grant.

Information about Executive Officers

Our executive officers, their ages and the offices they held as of September 28, 2012 are as follows:

Name	Age	Position
Joseph C. Levesque	67	President, Chief Executive Officer and Chairman
Douglas L. Hemer	65	Chief Administrative Officer, Secretary and Director
Paul H. Askegaard	60	Treasurer
Timothy G. Foley	52	Vice President and General Manager— Test Handler Products
Timothy A. McMullen	45	Vice President and General Manager— Reliability Test Systems
Gary A. Quasabart	53	Vice President — Worldwide Sales

Mr. Levesque has served as president, chief executive officer and chairman of our board since 1986 except that Mr. Levesque stepped down as president in October 2009 and resumed the position in November 2011, and he stepped down as chief executive officer in December 2010 and resumed the position in November 2011.  From 1973 to 1986, Mr. Levesque served in various capacities and most recently as executive vice president of Micro Component Technology, Inc., a manufacturer of semiconductor testers and test handlers.

Mr. Hemer has served as one of our directors since 1986, and has served as our secretary since May 2000 and as our chief administrative officer since March 2001.  He served as our group vice president from August 1998 to March 2001, as the president of our former Poway, California semiconductor test handler operations from February 1997 to August 1998 and as our chief administrative officer from May 1996 until February 1997.  Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining Aetrium in May 1996.

Mr. Askegaard has served as our treasurer since February 1992.  From October 1986 to February 1992, Mr. Askegaard served as our corporate controller.

Mr. Foley has served as our vice president and general manager – semiconductor test handler products since January 2012. Prior to that he served at our North St. Paul operations as our vice president – manufacturing from December 2001 to January 2012, as vice president – operations from August 1998 to December 2001, as vice president – manufacturing from October 1996 to August 1998, and in various other positions since joining us in 1988.

Mr. McMullen has served as our vice president and general manager – semiconductor reliability test systems since January 2012. Prior to that, he served at our North St. Paul operations as vice president – reliability test systems from April 2007 to January 2012, as vice president – marketing/applications from February 2002 until April 2007, as product director of our reliability test equipment from March 2000 until February 2002, and as an electrical engineer since joining us in 1994.

Mr. Quasabart has served as our vice president - worldwide sales since August 2010.  In March 2011, his responsibilities were expanded to include customer service activities. From July 1994 to August 2010, Mr. Quasabart served in various sales positions at the company and most recently as director of sales and has a long history of selling semiconductor test and reliability equipment prior to joining Aetrium.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2011 and December 31, 2010 awarded to or earned by our chief executive officer and our two other most highly compensated executive officers whose total compensation exceeded $100,000. The executive officers named in the chart below are referred to in this Proxy Statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Joseph C. Levesque, President and Chief Executive Officer	$2011	4,015	—	—	—	—	—	21,713	25,728
	2010	242,307	—	—	13,050	—	—	338,496	593,853

Douglas L. Hemer, Chief Administrative Officer and Secretary	2011	202,241	—	—	—	—	—	—	202,241
	2010	182,923	—	—	13,050	—	—	244,625	440,598

Paul H. Askegaard, Treasurer	2011	143,048	—	—	—	—	—	—	143,048
	2010	131,777	—	—	26,100	—	—	984	158,861

John J. Pollock, former President and Chief Executive Officer	2011	178,000	—	—	—	—	—	194,141	372,141
	2010	169,879	—	—	43,500	—	—	—	213,379

(1)
Mr. Levesque retired as chief executive officer effective December 31, 2010, and resumed the positions of president and chief executive officer upon Mr. Pollock’s resignation from those positions effective November 28, 2011.

(2)
The fair value of option awards and modifications are computed in accordance with FASB ASC Topic 718, "Compensation - Stock Compensation," (ASC 718) but exclude the impact of assumed forfeiture rates. Represents the grant date fair value of a stock option award granted in fiscal year 2010. No stock option awards were granted in fiscal year 2011.

(3)
For 2011, includes premiums and health reimbursement account contributions of $12,266 paid for Mr. Levesque and his family under our director medical and dental group insurance programs for the portion of the year prior to when Mr. Levesque resumed the positions of president and chief executive officer. Also includes $9,447 in fair value of deferred compensation earned by Mr. Levesque after he resumed the positions of president and chief executive officer, payable in 2013. For Mr. Pollock, includes severance payments of $180,000 and medical and dental group insurance costs of $14,141 paid or accrued in connection with Mr. Pollock’s resignation effective November 28, 2011. For 2010, includes $1,696, $1,325 and $984 in matching contributions we made to the 401(k) accounts of Messrs. Levesque, Hemer and Askegaard, respectively. Also includes $336,800 and $243,300 in fair value of retirement benefits accrued in 2010 and payable to Messrs. Levesque and Hemer, respectively, over two years from the dates of their respective retirements. See “Executive Compensation and Other Benefits—Retirement Benefits” and “Executive Compensation and Other Benefits—Deferred Compensation Arrangement” below.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2011
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joseph C. Levesque	50,000	—	—	2.34	4/23/2012
	27,500	2,500(1)	—	2.2175	4/30/2013
	5,000	10,000(2)	—	2.35	8/26/2015

Douglas L. Hemer	50,000	—	—	2.34	4/23/2012
	27,500	2,500(1)	—	2.2175	4/30/2013
	5,000	10,000(2)	—	2.35	8/26/2015

Paul H. Askegaard	40,000	—	—	2.34	4/23/2012
	22,916	2,084(1)	—	2.2175	4/30/2013
	10,000	20,000(2)	—	2.35	8/26/2015

John J. Pollock	50,000	—(3)	—	2.34	2/26/2012(3)
	26,875	—(3)	—	2.2175	2/26/2012(3)
	15,625	—(3)	—	2.35	2/26/2012(3)
___________________

(1)
The stock option was granted on April 30, 2008. Assuming continued employment or service with us, 625 shares for each of Messrs. Levesque and Hemer, and 521 shares for Mr. Askegaard, become exercisable on the 30th day of January, 2012 and each month thereafter through April 30, 2012.

(2)
The stock option was granted on August 26, 2010. Assuming continued employment or service with us, 312.5 shares for each of Messrs. Levesque and Hemer, and 625 shares for Mr. Askegaard, become exercisable on the 26th day of January, 2012 and each month thereafter through August 26, 2014.

(3)	Mr. Pollock’s stock options stopped vesting upon his resignation on November 28, 2011, and expired on February 26, 2012.

Executive Compensation Program

Our executive compensation program has three principal components: base salary, equity based awards (historically these have been in the form of nonqualified stock options), and profit sharing bonuses. Our primary objective in determining base salaries is to provide a fair but conservative level of compensation to our executive management that can be sustained through a wide range of industry conditions without unduly and inappropriately burdening the company during lean conditions. Our primary objective in granting equity based awards is to provide appropriate incentive to our executive management to generate long term growth in the value of the company. Our primary objective in granting profit sharing bonuses is to reward executive management for their successes in generating profitability and positive cash flow. We believe that these three components to our executive compensation program are complementary to each other and provide a balance of long term and short term incentives to management and operational flexibility to the company that best serves the interests of the company.

Base Salaries. Historically, base salaries for our executive management have been adjusted infrequently and typically as a result of changes in responsibilities. In setting and adjusting base salaries for our executive management, we take into account the potential impact of the individual on the company and corporate performance, the skills and experience required by the position, the individual performance and potential of the executive officer, and market data for comparable positions in companies in comparable industries and of comparable development, complexity and size. We believe base salaries for our executive management have provided fair but conservative minimum compensation relative to peer companies in our industry.

In April 2007, we adjusted the base salaries of our executive officers in accordance with these factors, adjusting the annual base salaries of Messrs. Levesque and Hemer to $280,000 and $205,000, respectively. Prior to that, the base salaries for Mr. Levesque, our chief executive officer, and Mr. Hemer, our chief administrative officer, had not been adjusted for over ten years, except, at their initiation, during the severe downturn in our industry in 2001-2003, their base salaries were reduced by 25% and 20% respectively.

In January 2009, as a part of measures we took to address the impact of the worldwide financial collapse that became apparent in late third quarter 2008, at the initiation of our executive management we reduced wage rates of all of our employees by 10% and the salaries for our executive officers by up to 25%. As a result, the base salaries of Messrs. Levesque and Hemer were reduced by 25% and 20%, respectively. In July 2010, reflecting improving conditions in our industry, we reinstated our executive officers to their full base salaries. In September 2011 as a downturn in the semiconductor industry became evident, in addition to other cost control measures and at the initiation of our executive management, we reduced the salaries of our executives by up to 10%, including a 5% reduction to Mr. Hemer’s base salary. Reflecting the current economic climate in the semiconductor industry, when Mr. Levesque resumed his positions as our president and chief executive officer he accepted a reduced base salary of 50% of his full base salary rate at the time of his retirement, and in January 2012, Mr. Hemer accepted a reduction to his base salary to 65% of his full base salary rate in 2011.

Equity Based Awards. We have granted equity based awards under our 2003 Plan and its predecessor plans periodically to achieve an appropriate balance of outstanding options to provide ongoing incentive to executive management to build value in the company over time. As indicated above, historically our equity based awards have been in the form of nonqualified stock options, and we have no current plans to grant other forms of equity based awards. The number of stock options we have granted to executives, including our chief executive officer, has been based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in our industry, the number of options previously granted, individual and corporate performance during the year, the number of options being granted to other executives, and management’s recommendations. The Compensation Committee determines the number of options to be granted to an executive based upon its overall subjective assessment of these factors. There are no formulas, objective criteria or other established relationships between the factors taken into account and the number of options granted to the executive.

We typically grant options on dates we believe the market value of our stock is at relatively low levels to maximize the incentive offered by the stock option awards. The designated grant date for all options that have been granted has always been the date the award was made. We have had no historical practice of awarding options on dates near company public releases of material information, and it is our policy not to do so.

Profit Sharing Bonuses. Under our executive officer profit sharing program, which the board adopted in 2004, the Compensation Committee may award up to an aggregate of 10% of our pre-tax operating income (before such awards) for the quarter as cash bonuses to our executive officers. Bonuses are awarded only for quarters in which we are profitable. The Compensation Committee determines aggregate bonuses to be awarded for a quarter based on its overall subjective assessment of cash flow availability and management’s performance. The Compensation Committee determines the amount of each executive’s bonus based upon its overall subjective assessment of the individual executive’s contributions to the success of our operations. There are no formulas, objective criteria or other established relationships between the factors taken into account and the amount of the bonuses awarded.

Potential Payments Upon Termination or Change-in-Control.

Effective as of January 6, 2004, or upon their later employment, we entered into Change of Control Agreements with certain of our high-level executives, including all of the named executive officers, that provide severance pay and other benefits in the event of a change of control. The Agreements provide for severance payments of two times the executive’s annual base salary in the event the executive’s employment is terminated, either voluntarily with “good reason” or involuntarily, during the two-year period following a change in control. The severance payments are to be made over twenty-four months following the date of employment termination according to our regular payroll practices and policies. An executive receiving severance payments is also entitled to reimbursement of the employer portion of group medical and group dental premiums under COBRA continuation coverage. The Agreements also provide for immediate vesting of all unvested options outstanding to the executive upon a change in control. In January 2008, the Agreements were amended to conform to Section 409A of the Internal Revenue Code.

For purposes of the Change of Control Agreements, a change of control would be deemed to have occurred upon:

•	the sale or other transfer of all or substantially all of our assets;

•	the approval by our shareholders of a liquidation or dissolution of the company;

•	any person, other than a bona fide underwriter, becoming the owner of more than 40% of our outstanding shares of common stock;

•
a merger, consolidation or exchange involving the company, but only if our shareholders prior to such transaction own less than 65% of the combined voting power of the surviving or acquiring entity following the transaction; or

•	the current members of our board, or future members of our board who were approved by at least a majority of our current board, ceasing to constitute at least a majority of the board.

Retirement Benefits

In November 2010, the Compensation Committee approved retirement benefits for Messrs. Levesque and Hemer equal to approximately 1.2 times their annual base salaries to be paid over the first two years of their respective retirements. In arriving at its decision, the Committee took into consideration contributions of such officers to the successes of the company, the structuring and implementation by such officers of management succession to assure continuity and a smooth executive management transition, severance benefits we have paid to departing division general managers, data on retirement benefits to top executive management at companies considered by the Committee as our industry peer group, and informal advice of employment consultants that the retirement benefits are comfortably within industry norms for retirement benefits to top executive management.

Deferred Compensation Arrangement

Upon Mr. Levesque’s resumption of his positions as our president and chief executive officer, we entered into an agreement with him to defer payment of his base salary for those positions until 2013. We have no general policy or program for deferred compensation.

Compensation Committee

The Compensation Committee consists of Messrs. Boehm, Glarner, Carr and Westling, each of whom is a non-employee director and is independent as defined under the Nasdaq listing standards and by the SEC. Mr. Glarner serves as Chairman of the Compensation Committee. The Compensation Committee approves the compensation for our executive officers. With respect to all eligible recipients except members of the Compensation Committee, the Compensation Committee also administers our 2003 Plan and determines the participants and the amount, timing and other terms and conditions of awards under the Plan. The board as a whole exercises these responsibilities with respect to members of the Compensation Committee as eligible recipients under the Plan.

The Role of the Compensation Committee. The Compensation Committee operates under a written charter adopted by our board on February 21, 2007.  We have posted our Compensation Committee Charter on our website at www.aetrium.com. Pursuant to the charter, the members of the Committee are appointed by the board and are to consist of at least three (3) members of the board, each of whom meets the independence requirements defined under the Nasdaq listing standards and by the SEC. The primary duties and responsibilities of the Compensation Committee are to:

•	establish the compensation philosophy and policy for our executive officers;

•	review and evaluate the performance of the chief executive officer and other executive officers and approve their annual compensation packages;

•	review and approve, or recommend to the full board, executive incentive compensation plans and stock based plans in which executive officers and members of the board are eligible to participate;

•	supervise and oversee the administration of the 2003 Plan;

•	have sole authority to retain and terminate executive compensation consultants; and

•	review and reassess periodically the adequacy of the Compensation Committee Charter.

There is no provision for the Compensation Committee to delegate any of its duties and responsibilities to any other persons. Except as indicated above under the caption “Executive Compensation and Other Benefits—Retirement Benefits” with respect to retirement benefits approved for Messrs. Levesque and Hemer, the Compensation Committee has not used any compensation consultants in determining or recommending the amount or form of executive compensation.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such reports furnished to us and written representations, we believe that for the year ended December 31, 2011, none of our directors, executive officers or beneficial owners of greater than 10% of our common stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act, except that due to inadvertence Joseph C. Levesque was late in filing four Form 4s related to purchases and sales of company stock by two educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

APPENDIX V

PRELIMINARY COPY

AETRIUM INCORPORATED

PROXY CARD FOR SPECIAL MEETING

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints JOSEPH C. LEVESQUE and DOUGLAS L. HEMER, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Aetrium Incorporated held of record by the undersigned on September 28, 2012 at the Special Meeting of Shareholders to be held on November 26, 2012 or any postponement or adjournment thereof.

1.	To amend the last sentence of Article III, Section 3 of the Bylaws to read:

“Except as otherwise provided in the Articles of Incorporation, any director may be removed at any time, with or without cause, by a majority of the voting power of the shares represented and voting at any regular or special meeting of the shareholders.”

Against☐	For☐	Abstain☐

2.	To remove the existing members of our Board of Directors:

	Against Removal☐	For Removal☐	Abstain ☐	For Removal of All Except Directors Written Below☐
Joseph C. Levesque
Darnell L. Boehm
Terrence W. Glarner
Daniel A. Carr
Charles B. Westling
Douglas L. Hemer

3.	To elect six persons nominated by the Shareholder Group to the Board of Directors:

	For All Nominees ☐	Withhold Authority to Vote for All Nominees ☐	Abstain ☐	For All Nominees Except Nominee(s) Written Below ☐
Jeffrey E. Eberwein
Dilip Singh
Richard K. Coleman, Jr.
Galen Vetter
Alfred John Knapp, Jr.
Charles M. Gillman

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted AGAINST Proposals 1 and 2 and WITHHOLD for Proposal 3 above. Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: _____________, 2012

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.